                                                Exhibit 99.1

KFORCE REPORTS FOURTH QUARTER 2022 REVENUE OF $419.7 MILLION, UP 2.3% YEAR-OVER-YEAR
FOURTH QUARTER TECHNOLOGY REVENUES UP 7.6% YEAR-OVER-YEAR; IMPROVED NEARLY 18% FOR THE FULL YEAR IN 2022, PER BILLING DAY
BOARD OF DIRECTORS APPROVES 20% INCREASE IN DIVIDEND AND INCREASES SHARE BUYBACK AUTHORIZATION TO $100 MILLION

TAMPA, FL, February 6, 2023 — Kforce Inc. (Nasdaq: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the fourth quarter and full year 2022. There are references to “as reported” and “as adjusted” figures within this press release, which pertain to GAAP and non-GAAP measures that are more fully described in the Adjusted Financial Performance Measures section of this press release.
Fourth Quarter 2022 Financial Highlights
•Revenue for the quarter ended December 31, 2022 was $419.7 million compared to $410.4 million for the quarter ended December 31, 2021, an increase of 2.3% year-over-year. Overall revenue improved 0.6% on a sequential billing day basis.
•Technology revenue increased 7.6% year-over-year and improved slightly on a sequential billing day basis.
•FA revenue decreased 26.4% year-over-year as a result of the expected run-off in the COVID-19 project-related business and repositioning efforts, and improved 4.7% sequentially, per billing day.
•Flex gross profit margins of 26.4% were stable overall sequentially, improving 10 basis points in our Technology business and declining 210 basis points in our FA business due to a short-term project in support of Hurricane Ian recovery efforts.
•As reported, selling, general and administrative (“SG&A”) expenses as a percentage of revenue for the quarter ended December 31, 2022 was 22.5%. As adjusted, SG&A expenses as a percentage of revenue was 22.0%, which decreased 90 basis points year-over-year.
•As reported, operating margins were 5.7% for the quarter ended December 31, 2022. As adjusted, operating margins were 6.2% for the quarter ended December 31, 2022, which increased 20 basis points year-over-year.
•As reported, net income for the quarter ended December 31, 2022 was $7.1 million, or $0.35 per share. As adjusted, net income for the quarter ended December 31, 2022 was $18.7 million, or $0.93 per share.
Full Year 2022 Financial Highlights
•Revenue for the year ended December 31, 2022 of approximately $1.71 billion increased 7.9% year-over-year, per billing day.
•Technology revenue of $1.51 billion increased 17.9% year-over-year, per billing day.
•As reported, operating margins were 6.8% for the year ended December 31, 2022. As adjusted, operating margins of 6.9% increased 20 basis points year-over-year.
•As reported, earnings per share was $3.68 for the year ended December 31, 2022. As adjusted, earnings per share of $4.25 increased 20% year-over-year.
•Returned $91.6 million of capital to our shareholders through $67.6 million of share repurchases and $24.0 million in dividends during the year ended December 31, 2022.

Management Commentary
Joseph J. Liberatore, President and Chief Executive Officer, commented, “We are pleased with our performance in 2022, which was an extremely successful year for Kforce. We met the financial objectives we outlined at the beginning of the year, despite the softening in demand we began to experience in the second half of 2022. We organically grew revenues in our Technology business by approximately 18% after growing more than 22% in 2021 and further improved profitability levels. Strategically, we advanced our integrated sales strategy to further integrate our managed teams and project solutions capability within our Technology business. Our team made significant progress advancing the multi-year effort to transform our back office and fully transitioned to our hybrid Office OccasionalSM work environment across all of our markets, including the opening of our new state-of-the-art headquarters in Tampa. As we look ahead to 2023, we expect to continue to make the necessary investments in our business to further advance our integrated sales strategy and the transformation of our back office to sustain our long-term growth ambitions, and to make additional progress towards double-digit operating margins. We have a solid, highly tenured leadership team in place with the expectation of continuing to capture additional market share and are prepared for the long-term, whatever the near-term macro-economic environment may bring.”
Kye Mitchell, Chief Operations Officer, said, “Our Technology business continues to be the primary driver to our success, with year-over-year growth of 7.6% and nearly 18% growth for the full year of 2022. Another strong signal is that we experienced continued acceleration in our average bill rates, which improved 1.7% sequentially to approximately $90 per hour. We believe the continued increase in bill rates reflects the continued demand environment for highly skilled talent and the criticality of these resources to our clients' strategic priorities. We believe this is strong evidence that the secular demand drivers in the technology talent solutions space are more tightly correlated to our long-term success than fluctuations in the macro-economic environment.”
David M. Kelly, Chief Financial Officer, said, “We are pleased with our financial performance in 2022 and excited about our future prospects. We continued to be active in returning capital to our shareholders as we repurchased $25 million of stock in the fourth quarter and nearly $68 million of stock in the open market for the full year. We returned approximately 100% of operating cash flows through dividends and share repurchases to our shareholders in 2022. As an additional signal of our belief in the strength of our operating trends and financial strength going into 2023, our Board of Directors approved an increase of approximately 20% in our annual dividend from $1.20 per share to $1.44 per share. Our first quarter dividend of $0.36 per share will be payable on March 24, 2023, to shareholders of record as of the close of business on March 10, 2023.
Since 2007, we have returned in excess of $830 million in capital to our shareholders, which has represented approximately 75% of the cash our business has generated. We believe our financial performance has put us in an excellent position to continue to make incremental investments in our business even in an uncertain environment, which we believe will benefit our shareholders in the long term and are important drivers to our attainment of double-digit operating margins. Overall, we believe our strategy has put us in an exceptional place and are fully prepared for the various economic possibilities that may lie ahead.”
First Quarter 2023 - Guidance
Looking forward to the first quarter of 2023, there will be 64 billing days compared to 61 billing days in the fourth quarter of 2022 and 64 billing days in the first quarter of 2022.
Current estimates for the first quarter of 2023 are:
•Revenue of $406 million to $414 million
•Earnings per share of $0.78 to $0.86
•Gross profit margin of 28.1% to 28.3%
•Flex gross profit margin of 26.4% to 26.6%
•SG&A expense as a percent of revenue of 22.2% to 22.4%
•Operating margin of 5.4% to 5.8%
•Weighted-average shares outstanding (“WASO”) of 19.7 million
•Effective tax rate of 27.3%
Conference Call and Annual Meeting
On Monday, February 6, 2023, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (888) 550-5417 and the conference passcode is "Kforce". The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the Events & Presentations section.
The replay of the call can be accessed at http://investor.kforce.com from 8:00 p.m. on Monday, February 6, 2023 until February 6, 2024.
Our 2023 Annual Meeting of Kforce Inc. Shareholders will be held on Thursday, April 20, 2023 at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, commencing at 8:00 a.m. E.T.

About Kforce
Kforce Inc. is a solutions firm that specializes in technology and other professional staffing services. Each year, we provide meaningful opportunities for approximately 30,000 highly skilled professionals who work with approximately 3,000 clients, including a significant majority of the Fortune 500. At Kforce, our promise is to deliver Great Results Through Strategic Partnership and Knowledge Sharing®. For more information, please visit our website at http://www.kforce.com.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927
Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the Firm's investments in its business, its long-term growth ambitions, its expected progress towards double-digit operating margins, the Firm's expectation to capture additional market share and its preparation for the long-term regardless of the near-term macro-economic environment, the demand environment for highly skilled talent, the correlation of the secular demand drivers in the technology talent solutions space to our long-term success, the intent and ability to declare and pay quarterly dividends, and the Firm's guidance for the first quarter of 2023. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; a reduction in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in the service mix; ability of the Firm to repurchase shares; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays or termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment; changes in client demand and our ability to adapt to such changes; continued performance of and improvements to our enterprise information systems; impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ending December 31, 2021, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” "in our view" and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Revenue	$419,662	$437,620	$410,358
Direct costs	300,183	310,950	290,371
Gross profit	119,479	126,670	119,987
Selling, general and administrative expenses	94,313	94,306	94,104
Depreciation and amortization	1,213	1,045	1,080
Income from operations	23,953	31,319	24,803
Other expense, net	14,756	906	1,532
Income from operations, before income taxes	9,197	30,413	23,271
Income tax expense	2,125	8,151	2,711
Net income	$7,072	$22,262	$20,560

Earnings per share - diluted	$0.35	$1.09	$0.98

Weighted average shares outstanding – diluted	20,077	20,450	21,036
Adjusted EBITDA	$31,454	$36,808	$31,783

Billing days	61	64	61

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year Ended December 31,
	2022	2021
Revenue	$1,710,765	$1,579,922
Direct costs	1,209,658	1,123,058
Gross profit	501,107	456,864
Selling, general and administrative expenses	379,815	345,721
Depreciation and amortization	4,427	4,500
Income from operations	116,865	106,643
Other expense, net	14,423	7,376
Income from operations, before income taxes	102,442	99,267
Income tax expense	27,011	24,090
Net income	$75,431	$75,177

Earnings per share - diluted	$3.68	$3.54

Weighted average shares outstanding – diluted	20,503	21,212
Adjusted EBITDA	$140,871	$126,439

Billing days	253	252

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$121	$96,989
Trade receivables, net of allowances	269,496	265,322
Income tax refund receivable	35	3,010
Prepaid expenses and other current assets	8,108	6,790
Total current assets	277,760	372,111
Fixed assets, net	8,647	5,964
Other assets, net	75,771	92,629
Deferred tax assets, net	4,786	7,657
Goodwill	25,040	25,040
Total assets	$392,004	$503,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$72,792	$81,408
Accrued payroll costs	48,369	71,424
Current portion of operating lease liabilities	4,576	6,338
Income taxes payable	5,696	1,261
Total current liabilities	131,433	160,431
Long-term debt – credit facility	25,600	100,000
Other long-term liabilities	52,773	54,564
Total liabilities	209,806	314,995
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	732	730
Additional paid-in capital	507,734	488,036
Accumulated other comprehensive income	6	621
Retained earnings	492,764	442,596
Treasury stock, at cost	(819,038)	(743,577)
Total stockholders’ equity	182,198	188,406
Total liabilities and stockholders’ equity	$392,004	$503,401

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2022	Q3 2022	Q4 2021
Total Firm
Total Revenue (000's)	$419,662	$437,620	$410,358
GP %	28.5%	29.0%	29.2%
Flex revenue (000’s)	$407,916	$422,968	$395,776
Hours (000’s)	4,958	5,124	5,531
Flex GP %	26.4%	26.5%	26.6%
Direct Hire revenue (000’s)	$11,746	$14,652	$14,582
Placements	532	682	787
Average fee	$22,070	$21,478	$18,538
Billing days	61	64	61
Technology
Total Revenue (000's)	$372,631	$390,496	$346,424
GP %	27.3%	27.6%	28.2%
Flex revenue (000’s)	$366,760	$382,072	$337,962
Hours (000’s)	4,072	4,308	4,103
Flex GP %	26.1%	26.0%	26.4%
Direct Hire revenue (000’s)	$5,871	$8,424	$8,462
Placements	235	341	389
Average fee	$25,004	$24,683	$21,781
Finance and Accounting
Total Revenue (000's)	$47,031	$47,124	$63,934
GP %	37.7%	40.1%	35.1%
Flex revenue (000’s)	$41,156	$40,896	$57,814
Hours (000’s)	886	816	1,428
Flex GP %	28.8%	30.9%	28.3%
Direct Hire revenue (000’s)	$5,875	$6,228	$6,120
Placements	297	341	398
Average fee	$19,754	$18,269	$15,373

Kforce Inc.
Revenue Growth Rates
(Unaudited)

	Year-Over-Year
	(Per Billing Day)
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Billing days	61	64	64	64	61
Technology Flex	8.5%	15.7%	23.3%	26.0%	31.0%
FA Flex	(28.8)%	(30.7)%	(49.0)%	(37.6)%	(28.9)%
Total Flex	3.1%	8.7%	7.2%	11.8%	16.6%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)
In addition to our financial results presented in accordance GAAP, Kforce uses certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our Consolidated Statements of Cash Flows.

(In Thousands)	Year Ended December 31,
	2022	2021
Net income	$75,431	$75,177
Non-cash provisions and other	50,294	30,188
Changes in operating assets/liabilities	(34,920)	(32,467)
Net cash provided by operating activities	90,805	72,898
Capital expenditures	(8,109)	(6,441)
Free cash flow	82,696	66,457
Note receivable issued to our joint venture	(6,750)	—
Cash proceeds received from Company-owned life insurance	1,077	—
Equity method investment	(500)	(9,000)
Change in debt	(74,400)	—
Repurchases of common stock	(74,913)	(66,210)
Cash dividends	(24,027)	(20,120)
Net proceeds from the sale of assets held for sale	—	23,742
Other	(51)	(1,366)
Change in cash and cash equivalents	$(96,868)	$(6,497)

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, net, income tax expense, legal settlement expense, SERP termination expense, gain from termination of interest rate swap, impairment of equity method investment, reserve associated with note receivable issued to our joint venture, loss from equity method investment and gain on sale of corporate headquarters. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is thus susceptible to varying calculations. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded amortization of stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our stockholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
(In Thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Net income	$7,072	$22,262	$20,560
Depreciation and amortization	1,213	1,045	1,080
Stock-based compensation expense	4,362	4,445	3,551
Interest (income) expense, net	(15)	9	761
Income tax expense	2,125	8,151	2,711
Loss from equity method investment	1,088	896	770
Reserve associated with note receivable issued to our joint venture	1,925	—	—
Impairment of equity method investment	13,684	—	—
Legal settlement expense	—	—	2,350
Adjusted EBITDA	$31,454	$36,808	$31,783

	Year Ended December 31,
(In Thousands)	2022	2021
Net income	$75,431	$75,177
Reserve associated with note receivable issued to our joint venture	1,925	—
Impairment of equity method investment	13,684	—
Depreciation and amortization	4,427	4,500
Stock-based compensation expense	17,655	13,999
Interest expense, net	973	3,073
Income tax expense	27,011	24,090
Gain from termination of interest rate swap	(4,059)	—
Loss from equity method investment	3,824	2,480
Legal settlement expense	—	3,350
SERP termination expense	—	1,821
Gain on sale of corporate headquarters	—	(2,051)
Adjusted EBITDA	$140,871	$126,439

Adjusted Financial Performance Measures
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our underlying operations. Each of these measures are intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess the Company's core operating results and consequently, management believes it is similarly useful information to investors.

	Three Months Ended December 31, 2022
(In Thousands, Except Per Share Amounts)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$94,313	$(1,925)	$92,388
SG&A as a percentage of revenue	22.5%	(0.5)%	22.0%
Income from operations	$23,953	$1,925	$25,878
Operating margin	5.7%	0.5%	6.2%
Other expense, net	$14,756	$(13,684)	$1,072
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$9,197	$15,609	$24,806
Income tax expense	$2,125	$4,002	$6,127
Effective tax rate	23.1%	25.6%	24.7%
Net income	$7,072	$11,607	$18,679
Earnings per share - diluted	$0.35	$0.58	$0.93

	Year Ended December 31, 2022
(In Thousands, Except Per Share Amounts)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$379,815	$(1,925)	$377,890
SG&A as a percentage of revenue	22.2%	(0.1)%	22.1%
Income from operations	$116,865	$1,925	$118,790
Operating margin	6.8%	0.1%	6.9%
Other expense, net	$14,423	$(13,684)	$739
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$102,442	$15,609	$118,051
Income tax expense	$27,011	$4,002	$31,013
Effective tax rate	26.4%	25.6%	26.3%
Net income	$75,431	$11,607	$87,038
Earnings per share - diluted	$3.68	$0.57	$4.25
(1) Includes a $13.7 million impairment of our equity method investment and a $1.9 million reserve related to a promissory note issued to our joint venture and associated income tax effects ($11.6 million after-tax) for the three months and year ended December 31, 2022.